PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the "Agreement") is entered into as of November 1, 1996, by and between KENNEDY-WILSON, INC., a Delaware corporation ("Seller") and ARDEN REALTY
LIMITED PARTNERSHIP, a Maryland limited partnership
("Buyer"), as follows:

1. Definitions. In addition to the terms defined above, each of the following terms, when used herein with an initial capital letter, shall have the meaning ascribed to it as follows, unless such meanings are expressly modified, limited or expanded elsewhere in this Agreement.

     (A) "Assignment and Assumption of Leases" shall mean the document to be executed by Buyer and Seller at Closing, whereby Seller shall assign to Buyer and Buyer shall assume all of Seller's right, title and interest in the Leases.

     (B) "Bill of Sale" shall mean the duly executed and acknowledged bill of sale conveying title to the Personal
Property from Seller to Buyer,

     (C) "Brokers" shall mean Madison Partners, representing the Seller.

     (D) "Building: shall mean the building located on the Land.

     (E) "Closing" shall mean the closing and consummation of the purchase and sale of the Property at a location to be mutually agreed upon pursuant to this Agreement.

     (F) "Closing Date" shall mean December 10, 1996, at which time the transactions described herein shall be consummated.

     (G) "Deed" shall mean the duly executed and acknowledged grant deed conveying title to the Real Property from Seller to Buyer, in the form attached as Exhibit "I" hereto.

     (H) "Defect" or "Defects" shall mean a lien, claim, charge, security interest, encumbrance, easement, assessment, restriction, tax or other such matter which adversely affects title to the Property, other than the Permitted Exceptions.

     (I) "Earnest Deposit" shall mean the Two Hundred Thousand and no/lOO Dollars ($200,000.00) to be deposited by Buyer pursuant to Section 3 herein, together with any interest accruing thereon. Upon expiration of the Contingency Period, Buyer will deposit an additional Two Hundred Thousand
Dollars ($200,000.00) "Additional Deposit" pursuant to
Section 3 herein.

    (J)  "Escrow Holder" shall mean Chicago Title Company.

    (K) "Improvements" shall mean improvements and fixtures located on the Land, other than the Building, including, but not limited to, the parking facilities, paved areas and landscaping.

    (L)  "Contingency Period" shall mean the twenty-one
(21) calendar day period commencing on October 24, 1996 and expiring on November 14, 1996, during which Buyers must complete its due diligence.

    (M) "Land" shall mean the land owned by Seller and more particularly described on Exhibit "A" attached hereto, together with all right and appurtenances pertaining thereto, including any right, title and interest of Seller in and to adjacent streets, easements or rights-of-way.

    (N) "Leases" shall mean the leases entered into between Seller or Seller's predecessor in interest and Tenants as more particularly described on the Rent Roll, including any amendments thereto, and any and all guaranties of the leases

    (O)  "Objections" shall have the meaning set forth in
Section 5.4.

    (P) "Owner's Title Policy" shall mean an ALTA extended form owner's policy (as revised as of 1970) of title insurance for the Real Property to be issued by the Title
Company pursuant to the Title Commitment, with a liability limit in the amount of the purchase price and wish such endorsements as Buyer shall request.

    (Q) "Permitted Exceptions" shall mean all matters which affect the title to the real Property which are consented to or waived by Buyer as more particularly described in Section 5.3 and 5.4 hereof.

    (R) "Personal Property" shall mean all fixtures, equipment, supplies, machinery, furniture and furnishing as Listed on Exhibit "B" attached hereto, and other personal property (both tangible and intangible) including, without limitation, architectural drawings (if any) of existing and proposed structures owned by Seller and related to the Real Property, as-built mechanical, electrical and structural drawings, plans and specifications, if any, together with seller's rights and obligations from and after the Closing Date under those reports, studies, tests, surveys, agreements, contracts, guarantees, warranties, licenses, permits, approvals and land use entitlements which relate to the Real Property, if any.

     (S) "Property" shall mean the Real Property and Personal Property collectively.

    (T) "Purchase Price" shall mean the total purchase price of Ten Million, Two Hundred and Fifty Thousand Dollars
($10,250,000) as more particularly described in Section 3 hereof.

    (U) "Real Property" shall mean collectively the parcel of Land being purchased and sold hereunder, together with the Building and the Improvements located thereon, legally described on Exhibit "A" attached hereto, with a common address of 2730 Wilshire Boulevard and 1232 Harvard Street, Santa Monica, California.

    (V) "Rent Roll" shall mean a rent roll certified by the Seller of Tenants in the Building substantially in the form of the rent roll attached hereto as Exhibit "C".

    (W) "Surveys" shall mean current surveys of the Real
Property to be obtained by Buyer as referenced herein.

    (X) "Survey Objections" shall have the meaning set forth in Section 5.2.

    (Y) "Tenants" shall mean those tenants listed on the Rent
Roll.

    (Z) "Title Commitment" shall mean the title commitment to be obtained by Buyer as referenced in Section 5.3 herein.

   (AA) "Title Company" shall mean Chicago Title Company.

   (BB) "Title Objections" shall have the meaning set forth in Section 5.3.

   (CC) "Intangible Property" shall mean Seller's rights and interests in any and all transferable or assignable permits, building plans and specifications, certificates of occupancy, operating permits, sign permits, development rights and approvals, certificates, licenses, warranties and guarantees, trade names, service marks, engineering, soils, pest control and other reports relating to the Property, tenant lists, advertising materials, and telephone exchange numbers identified with the Property; and (b) all other transferable intangible property, miscellaneous rights, benefits or privileges of any kind or character with respect to the Property.

   (DD) "Service Agreements" shall mean Seller's rights and interests in maintenance, service and other agreements to which Seller is a party affecting the ownership, repair, maintenance or operating of the Property. Service Agreements shall not include any property management or leasing listing agreements,

     2. Agreement to Sell and Purchase. Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase from Seller, the Property subject to the Leases, and subject to the terms and conditions of this Agreement.

     3.  Purchase Price: Deliver of Possession.

     (A) Buyer shall pay the Purchase Price to Seller as follows:

          (i) Buyer shall pay the Earnest Deposit to the Title Company simultaneous with Buyer's and Seller's execution of this Agreement. The Title Company shall deposit the Earnest Deposit in a bank account and any interest accruing thereon shall be added to and become part of the Earnest Deposit. Unless Buyer has terminated this Agreement, upon expiration of the Contingency Period, Buyer shall deposit the Additional Deposit with the Title Company. Subject to the terms of this Agreement, such Earnest Deposit and Additional Deposit shall become non-refundable upon expiration of the Contingency Period unless Buyer has terminated this Agreement in the manner described below. At Closing, the Earnest Deposit and Additional Deposit shall be credited to the Purchase Price due to Seller;

          (ii) Buyer shall deposit the balance of the Purchase Price to the Title Company, as adjusted to provide for the allocation of costs and prorations pursuant to
Section 6 herein, less the Earnest Deposit and Additional Deposit, by confirmed wire transfer, or by check collectible in same day funds in sufficient time to close this Escrow on the Closing Date, or such earlier date as may be required by the Title company under applicable law.

     (B) Seller shall deliver possession of the Property to Buyer at Closing, subject to the rights of the Tenants under the Leases.

     4. Conveyance of Title.

     At Closing, (i) Seller shall convey to Buyer by Grant Deed, marketable fee simple title to all of the Real Property free and clear of any and all Defects, except for the Permitted Exceptions; (ii) Seller shall assign to Buyer all of Seller's right, title and interest as landlord under the Leases, and Buyer shall assume all of Seller's rights, duties, obligations and liabilities as Landlord thereunder;
(iii) Seller shall convey to Buyer title to all of Seller's rights, title and interest to the Personal Property, free and clear of any and all Defects, except for the Permitted Encumbrances; and (vi) Seller shall assign to Buyer all of Seller's right title and interest to service agreements and intangible property.

     5. Contingencies and Inspections.

         5.1  Document Production. Immediately upon
execution of this Agreement, Seller shall provide to Buyer copies of the following items, which to Seller's actual knowledge are true, accurate and complete:

          (i) all service and professional contracts with respect to the Property which are currently in effect and continue in effect following the Closing;

          (ii) all warranties or guaranties currently in effect and in Seller's possession, if any, related to the Building and Improvements;

         (iii) certificates of occupancy related to the Property, if any;

         (iv) any existing surveys and title insurance policies relating to the Property;


   Buyer agrees that if for any reason the Closing is not consummated, Buyer will immediately return to Seller all materials furnished to Buyer pursuant to this Section 5.1.

          5.2 .Survey. Buyer, at its expense, may obtain a current survey of the Property. If so, Buyer shall have until the expiration of the Contingency Period to object to Seller in writing to matters of the survey. Such written notice shall state with specificity all of Buyer's objections to matters of Survey in Buyer's sole discretion which adversely affect marketability of title to the Property, other than the Permitted Exceptions (the "Survey Objection"). This contingency shall be deemed satisfied or waived if Seller has not received written notice of Buyer's objection to any such changes to the Survey within the Contingency Period. Seller shall have no obligation to cure any Survey Objection made by Buyer under this Paragraph 5.2.

         5.3 Title and Title Insurance for the Real
Property.

               (A) Buyer, at its sole cost and expense, shall obtain the Title Commitment.

               (B) Buyer's obligation to purchase the
Property is subject to Buyer's approval of any title matters shown on the Title Commitment. Buyer shall have until the expiration of the Contingency Period to object to Seller in writing to any such title matters ("Title Objections"). This contingency shall be deemed satisfied or waived if Seller has not received written notice of Buyer's objection to any such changes to the Title Commitment within the Contingency
Period.
          5.4 Cure Period for Survey and Title Objections.

               (A) Upon receipt of any objection notice provided for herein, Seller may, but shall not be obligated to, cure any or all of the Survey Objections and/or Title Objections, as applicable (collectively the "Objections") within fifteen (15) days of such notice. If Seller cures the Objections within such fifteen (15) day period, or, if the Objections are such that they cannot be cured within fifteen
(15) days and Seller has commenced curing the Objections and thereafter diligently proceeds to perfect such cure (but in no event beyond twenty (20) days unless agreed to in writing by Buyer), or if any Survey or Title Objections can be cured by the payment of money and Seller agrees such payment may be made from Seller's proceeds at Closing, this Agreement shall continue in full force and effect and the Closing Date shall be adjusted accordingly. If Seller is unable to or chooses not to cure the Objections as permitted above, Seller shall notify Buyer in writing prior to the expiration of the cure period of such failure to cure the Objections and thereafter, Buyer may terminate this Agreement within 5
(five) days of receipt of Seller's notice of its inability or failure to cure the Objections, at which time the Title Company shall immediately return the Earnest Deposit to Buyer, and neither party shall have any further obligations hereunder, except for Buyer's obligation to repair under
Section 5.5 herein and the Surviving Covenants. If Seller does not receive the notice from Buyer as provided herein, Buyer shall be deemed to have waived the Objections that Seller is unable to or chooses not to cure and this Agreement shall remain in full force and effect with no reduction in the Purchase Price.

          (B) At Closing, the Real Property shall be conveyed to Buyer free and clear of all Defects and subject only to the Permitted Exceptions. If between the date hereof and the Closing the Real Property shall become subject to any defect, Seller, at its option and in Seller's sole and absolute discretion, shall use reasonable efforts to cure or correct such Defect on or before the Closing Date. If Seller is unable to or elects not to cure or correct such Defect, then Buyer shall elect either;

               (i) to terminate this Agreement by sending written notice to Seller within five (5) days after receipt by Buyer of written notice from Seller of its option election, in which event the Earnest Deposit shall be returned to Buyer and the parties hereto shall be released from any liability arising hereunder; or

               (ii) to proceed to Closing under this
Agreement subject to the satisfaction by Seller at or prior to Closing of such Defect. Provided, in the case of any Defect that can be satisfied by the payment of money not to exceed $25,000, Seller shall have the obligation at or prior to Closing to elect to pay the amount necessary to satisfy such Defect or arrange at Seller's expense for the Title Company to issue the Title Policy without exception for such Defect.

     5.5  Physical and Financial Inspection

          (A) During the Contingency Period, Seller shall make the Property and the operating financial records of the Property available for inspection by Buyer in the management office for the Property in Santa Monica, California Such records shall include, but not be limited to, the items set forth on Exhibit "G" attached hereto. Buyer shall have the right, at Buyer's expense, to make photocopies of such operating financial records. Buyer may, at Buyer's expense, conduct an engineering and/or market and economic feasibility study of the Property and undertake such physical, environmental, structural, and seismic inspections of the Property and the Property's financial records as Buyer deems appropriate. Such inspection shall be conducted by Buyer at reasonable times and upon two (2) business days advance written notice to Seller. Seller shall have the right to designate a representative to accompany Buyer's employees, agents, and independent contractors on any such inspections. In connection with such entry, Buyer (a) shall perform all inspections and investigations in a safe manner;
(b) shall not permit any hazardous condition caused by Buyer or its agents to remain on the Property; (c) shall repair any damage or disturbance to the Property caused by Buyer or its agents; and (d) shall produce (or have all work performed by contractors who maintain) general liability insurance with minimum coverage amounts of $1,000,000 naming Seller as an additional insured, evidence of which shall be delivered to Seller prior to Buyer's first entry. Buyer further agrees to indemnify, hold harmless, protect and defend Seller (and its officers, directors, shareholders, participants, employees, agents, representatives, successors and assigns) and the Property from and against any and all liabilities, liens, claims, damages, costs, expenses, suits or judgments (including attorneys' fees and court costs) for labor or services performed or materials furnished to or for Buyer, or for personal injury or death or property damage arising out of entry upon the Property by Buyer or its employees, agents or independent contractors prior to the Close of Escrow, provided Seller makes any claims within sixty (60) days after Seller becomes aware of damage to the Property or Seller's receipt of notice of any claim against Seller or the Property, but in any event by not later than one year after the date of this Agreement. Notwithstanding any provision to this Agreement to the contrary, Buyer's obligations under this Section 5 shall survive any termination of this Agreement or the close of Escrow and delivery of the Grant Deed to Buyer.

          (B) On or before the last day of the Contingency Period, Buyer, in its sole and absolute discretion, may terminate this Agreement by providing written notice to Seller of Buyer's termination. Upon receipt of such notice, this Agreement shall terminate and the Title Company shall immediately return the Earnest Deposit to Buyer, and neither party shall have any obligation to the other, except for the Surviving Covenants. If Buyer fails to provide such notice of termination on or before the last day of the Contingency Period, Buyer shall be deemed to have approved such inspections and waived any unsatisfied contingencies or conditions precedent to Closing and its right to terminate this Agreement under this Section 5.5 and, this Agreement shall remain in full force and effect,

          (C) At Buyer's request at any time from and after the date hereof until the date that is one (1 ) year after the Closing Date, Seller shall, at Buyer's expense, provide to Buyer's designated independent auditor access to the books and records of the Property, regarding the period for which Buyer is required to have audited financial statements prepared with respect to the Property as may be required by the Securities and Exchange Commission, to the extent that such books, records and related information are in Seller's possession or control and relate to the period during which Seller held title to the Property. Seller agrees to fully cooperate with Buyer's auditor in order to provide said auditor with all information necessary or desirable in order to enable said auditor to opine that a statement of operating income prepared for a period prior to the Closing date presents fairly, in all material respects, the results of operation of the Property in conformity with generally accepted accounting principles.

     5.6 Environmental Review. Buyer, at its option and expense may, within the Contingency Period and on a timely basis, elect to obtain a Phase I Environmental Site Assessment of the Property. If so, by no later than the expiration of the Contingency Period, Buyer, in its sole and absolute discretion, may terminate this Agreement by providing written notice to Seller. Upon receipt of such notice, Agreement shall terminate and the Title Company shall immediately return the Earnest Deposit to Buyer, and neither party shall have any obligation to the other, except for the Surviving Covenants. If Buyer fails to provide such notice of termination within such five (5) day period, Buyer shall be deemed to have approved the environmental report and waived its right to terminate this Agreement under this
Section 5.6 and this Agreement shall remain in full force and effect.

  If Buyer so determines that a Phase II Environmental Site Assessment of the Property is necessary or desirable, subject to obtaining the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed, Buyer shall have the right to obtain same, at its expense, by no later than the expiration of the Contingency Period. Buyer shall furnish Seller with a copy of the Phase II Environmental Site Assessment of the Property promptly following the receipt thereof by Buyer.

     5.7 Buyer's Review. Buyer's obligation to purchase the Property is subject to Buyer's review and approval, in its sole and absolute discretion, of (i) the Leases, (ii) any operating, maintenance, or service agreements affecting the Property, (iii) local zoning ordinances, (iv) land use and other governmental regulations, laws, permits and approvals that apply to the Property, (v) Certificates of Occupancy, if any, issued with respect to the Property, (vi) any engineer's or architect's certifications with respect to the physical condition and structure of the Property (vii) tenant improvement plans and floor plans, reports of Insurance carriers regarding claims history, insurance certificates, all correspondence regarding hazardous materials, all broker commission agreements, any agreements which survive the Closing, property tax bills for the last three (3) years, tenant credit reports, all crime or security reports; and (viii) any agreements or documents requested by Buyer as provided herein.

  5.8 Estoppel Certificates and Non-disturbance/Attornment Agreements, Seller shall use its best efforts to promptly provide to Buyer Estoppel Certificates executed by Tenants occupying at least seventy percent (70%) of the total occupied space in the office building, which shall include every tenant which leases in excess of two thousand five hundred (2,500) rentable square feet pursuant to the Leases in form and content satisfactory to Buyer substantially in the form of Exhibit "D" attached hereto and incorporated herein by reference. Buyer's obligation to close Escrow shall be conditioned upon Buyer's receipt prior to the Closing Date of the requisite number of Estoppel Certificates from Tenants. If Seller is unable to obtain any such Estoppel Certificates, then Seller shall execute and deliver same to Buyer on behalf of the applicable Tenants. Seller shall have no liability for any Estoppel Certificates executed by Seller which is replaced by a Tenant Estoppel Certificate subsequently received. Seller shall reasonably cooperate with Buyer, at Buyer's expense, in obtaining non-disturbance and attornment agreements from all Tenants prior to the Closing as to any financing which Buyer places upon the Property at the Closing,

     5.9 Damage to Property; Eminent Domain. In the event of either (i) damage to or destruction of the Property in excess of $100,000, or damage or destruction which is uninsured. or (ii) the commencement or threat of commencement of eminent domain, or similar proceedings against the Property, Buyer shall have the right to terminate this Agreement in accordance with the provisions of Section 7 herein.

     6. Costs and Prorations,

     6.1 Costs. Seller shall pay any transfer tax and conveyance fees, prepayment fees or prepayment penalties required under any existing mortgages encumbering the Property, Seller's legal fees, the CLTA portion of the premium due for the Title Insurance Policy to be issued to Buyer, and one half of the fee due the Title Company for its services as Escrow Agent. Buyer shall pay for all recording fees related to the recording of the deed and any other documents to be recorded related to the transfer of the Property. Buyer shall also pay for the cost of the Survey, the ALTA portion of the premium due for the Title Insurance Policy to be issued to Buyer, the cost of any Environmental Report, Buyer's legal fees, and one half of the fee due the Title Company for its services as Escrow Agent. Any other fees, charges or expenses incurred in connection with the consummation of the transaction contemplated herein shall be paid by Seller or Buyer in accordance with local custom applicable to similar transactions.

     6.2 Prorations. All prorations for non-delinquent real estate taxes, and other costs normally prorated between a seller and buyer in a commercial real estate transaction in the Los Angeles, California area shall be prorated as of the Closing Date. All prorations shall be calculated on the basis of a 365day year. By not later than two (2) business days prior to the Closing Date, the Title Company shall provide, for review and approval by Seller and Buyer, an estimated statement of all prorations.

   6.3 Rents. Rents, additional rents, operating costs, and other income of the Property (other than security deposits) collected by Seller from the Tenants for the month of Closing shall be prorated through the date of Closing. Seller hereby acknowledges that Buyer shall not be legally responsible to Seller for the collection of any uncollected rent or other income under the Leases that is past due or otherwise due and payable as of the date of Closing. Buyer agrees that if (i) any of the Tenants are in arrears on the date of Closing in the payment of rental or other charges under any of the Leases and (ii) upon Buyer's receipt after Closing of any rental or other payment from any of the Tenants and Buyer's payment of any costs of collection incurred, if the defaulting tenant is, or after application of a portion of such payment shall be, current under its lease in the payment of all accrued rental and other charges that become due and payable after the date of Closing, then Buyer shall refund to Seller, out of and to the extent of the portion of such payment remaining after Buyer deducts therefrom any and all sums due and owing it and from such tenants after the date of Closing, an amount up to the full amount of any arrearage existing on the date of Closing

     6.4 Operating Costs Pass-Throughs, Etc. Operating costs pass-throughs, percentage rentals, additional rentals and other retroactive rental escalations, sums or charges payable by Tenants which accrue prior to the Close of Escrow but are not then due and payable, shall be prorated as of the Close of Escrow; provided, however, no payment thereof shall be made to Seller until Buyer collects same from the Tenants. When Buyer collects such operating costs pass throughs, percentage rentals or other retroactive rental escalations, sums or charges from a Tenant, Seller shall be due an amount equal to all such operating costs pass throughs, percentage rentals or other retroactive rental escalations, sums or charges accruing prior to-the Close of Escrow, computing same on a per diem basis after amortizing them over the respective periods for which such items are payable. Payments of such prorated amounts collected by Buyer shall be made to Seller upon receipt and shall be accompanied by a report showing how same was calculated and such supporting documentation as Seller reasonable requests. Where the Leases contain Tenant obligations for taxes, common area expenses, maintenance, utilities, assessments, or additional charges of any nature (the "Tenant Charges"), and where Seller shall have collected any Tenant Charges thereof in excess of amounts owed by Seller for such Tenant Charges for the period prior to the Closing Date, there shall be an adjustment and credit given to Buyer for such excess amounts collected. Buyer shall apply all such excess amounts tot he charges owed by Buyer for such items for the period after the Closing Date and, if required by the Leases, shall rebate or credit Tenants with any remainder. If, pursuant to the leases, the Tenants are entitled to payments by the Landlord (other than a return of security deposits) in excess of the amounts credited to Buyers at closing for the lease year in which the Closing Date falls, Seller shall be responsible for a portion of such payment as determined on the basis of a fraction, the denominator of which shall be twelve (12) and the numerator of which shall be the number of months (or part thereof) in such lease year prior to the Closing Date. Prorations for any partial months shall be calculated on a daily basis. Buyer shall be responsible for the remainder.

     6.5 Utilities. Final readings on all gas, water and electric meters shall be made as of the date of Closing, if possible. If finer readings are not possible, gas, water and electricity charges will be prorated based on the most recent period for which costs are available with a subsequent cash adjustment to be made between Buyer and Seller within thirty (30) days after Closing. Any deposits made by Seller with utility companies shall be returned to Seller. Buyer shall be responsible for making all arrangements for the continuation of utility services.

     6.6 Management Agreement Cancellation. Any existing management agreement then in effect with respect to the Property shall be canceled by Seller and terminated effective as of the Closing Date and Seller shall pay any cancellation or termination fees.

     6.7 Leasing Listing Agreement Cancellation Any existing leasing listing agreement then in effect with respect to the Property shall be canceled by Seller and terminated effective as of the Closing Date.

     6.8 Commissions Seller shall pay in full all leasing commissions due in connection with the origination of the Leases entered into by Seller or Leases renewed by Seller as of or prior to the Closing Date without contribution or proration from Buyer.

     6.9 Prepaid Rentals. Rentals received by Seller attributable to periods after the Closing Date shall be credited to Buyer and debited to Seller at the Closing.

     6.10 Credits. At Closing, Seller shall credit to Buyer in cash an amount equal to all cash security deposits held by Seller under the Leases. After Closing, Buyer shall assume full responsibility for such security deposits of Tenants which have been credited to Buyer. Seller shall, without recourse, assign to Buyer any Letters of Credit in its Possession which may have been furnished to Seller by tenants pursuant to Leases, if any.

     6.11 Adjustments. To the extent that the amount of any of the above items shall not be available for exact proration as of the Closing Date, Seller and Buyer agree to make any necessary adjustments to the prorations between the Seller and Buyer as of the Closing Date. Any such prorations not determined or not agreed upon by the Closing shall be paid by Buyer to Seller, or by Seller to Buyer, as the case may be, in cash as soon as practicable after the Closing, but in no event later than sixty (60) calendar days after the Closing. By not later than sixty (60) days after the Closing, Seller shall provide to Buyer a final post-closing reconciliation reflecting all credits, debits, and prorations.

     7.  Risk of Loss; Eminent Domain.

     7.1 Damage to Property. Buyer shall be obligated to purchase the Property for the Purchase Price, without regard to the occurrence of any damage or destruction of or to the Property prior to Closing that involves less than $100,000 of damage. Seller shall assign to Buyer any insurance proceeds or other sums sufficient to repair the damage or destruction caused by any such occurrence. Between the Execution Date and the Closing, Seller shall keep all insurance policies on the Property currently maintained by it in full force and effect.

     With regard to the occurrence of any damage or destruction of or to the Property prior to the Closing that involves more than $100,000 of damage, Buyer shall have the right to terminate this Agreement by written notice to the Seller prior to the Closing Date, in which event this Agreement shall be void and of no further force and effect and the Earnest Deposit shall be returned to Buyer as Buyer's sole remedy. In the event Buyer does not terminate this Agreement, Seller shall assign any insurance proceeds to Buyer and will credit Buyer at Closing an amount equal to the deductible amount attributable to such insurance policy. If the parties cannot reach final and binding agreement on such matters on or before the Closing Date, this Agreement shall be void and of no further force and effect and the Earnest Deposit shall be returned to Buyer as Buyer's sole remedy.

     7.2 Eminent Domain. If, after the execution of this Agreement and prior to the Closing Date, Seller shall receive notice of the commencement or threatened commencement of eminent domain or other like proceedings against the Real Property or any portion thereof, Seller shall immediately notify Buyer in writing, and Buyer shell elect, within ten (10) business days from and after the later of such notice or Buyer's independent discovery of such threatened or pending proceedings, by written notice to Seller, either:

     (i) to not close the transaction contemplated hereby, in which even this Agreement shall be void and of no further force and effect and the Earnest Deposit shall be immediately return to Buyer as Buyer's sole remedy; or

     (ii) to close the transaction contemplated hereby in accordance with the terms and conditions contained herein, but subject to such proceedings, in which event the Purchase Price shall remain the same and Seller shall transfer and assign to Buyer at Closing all rights, title and interest to any and all condemnation proceeds. If Buyer elects to purchase the property after receipt of such notice, Buyer shall have the right and obligation to control and pay for all appropriate action with regard to such eminent domain or like proceedings, including but not limited to, negotiations, litigation, settlement, appraisals and appeals.

  If Buyer does not make such election within the aforesaid ten (10) business day time period, Buyer shall be deemed to have elected to close the transaction contemplated hereby in accordance with this Section 7.2 (ii).

  8. Notices. Each notice required or permitted to be given hereunder shall be in writing and shall comply with the requirements of this Section 8. Any notice by either party to the other shall be deemed to be duly given if: (a) either
(i) hand delivered to the person(s) listed below for the appropriate party, or (ii) by telephone facsimile transmittal to the facsimile telephone number of the appropriate party listed below, in which event proof of delivery shall be by telephone records, and (b) a duplicate of such notices shall be sent by registered or certified mail to the appropriate address set forth below (or at such other address as may hereafter be designated by the appropriate party). Notice shall be deemed effective at the time of hand delivery or transmission of the telephone facsimile and upon deposit of the notice in the United States Mail for registered or certified delivery.

    The addresses and facsimile telephone numbers of the parties to which notices are to be sent shall be those set forth below:

As to Seller:

WILLIAM J. MCMORROW
Chief Executive Officer
Kennedy-Wilson, Inc.
530 Wilshire Boulevard, Suite 101
Santa Monica, CA 90401
Telephone: (310) 314-8400
FAX: (310) 314-8510

With a copy to:

Kent Y. Mouton, Esq.
KULIK, GOTTESMAN & MOUTON
1880 Century Park East, Suite 1150
Los Angeles, CA 90067
Telephone: (3t0) 557-9200
FAX: (310) 557-0224

As to Buyer:

ARDEN REALTY LIMITED PARTNERSHIP
c/o ARDEN REALTY GROUP, INC.
9100 Wilshire Boulevard, Suite 700E
Beverly Hills, CA 9O212
Attention: Brig Troy
Telephone: (310) 271-8600
Facsimile: (310) 274-8218

With a copy to:

JEFFER, MANGELS, BUTLER & MARMARO LLP
2121 Avenue of the Stars, 10th Floor
Los Angeles, CA 90067
Attention: Scott M. Kalt, Esq.
Telephone: (310) 785-5314
Facsimile. (310) 203-0567

     Any party shall have the right from time to time to change the address or telephone number to which notices to it shall be sent by giving the other party or parties at least five (5) days prior written notice of the changed address or additional addresses.

    9. Documents at Closing, All of the following documents shall be in a form and substance reasonably acceptable to the parties and their legal counsel and deposited with Escrow Agent prior to or on the Closing Date:

          9.1 Seller's Documents. Seller shall execute and /or deliver the following to Buyer at Closing:

          (i) The Grant Deed, Bill of Sale, Assignment and
Assumption of Leases, and lien affidavit (if required) acceptable to the Title Company, all duly executed by Seller and acknowledged.

          (ii) An affidavit, duly executed by Seller, that Seller is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code, and a certificate under California Revenue and Taxation Code Section 18662 In statutory form sufficient to provide that Buyer shall have no withholding requirement under the California Revenue and Taxation Code Section 18662.

          (iii) Certification by Seller that the representations and warranties of Seller contained in this Agreement remain true and accurate as of the Closing Date.

          (iv) A current Rent Roll within forty-eight (48) hours of Closing.

          (v) A master key or duplicate key for all locks in the Building and Improvements.

          (vi) Appropriate corporate resolutions authorizing the sale of the Property and the execution of all documents to be executed by Seller.

           (vii) An Assignment and Assumption of service agreements and intangible property which are assumable and which Buyer elects to assume, in the form of the agreement attached hereto as Exhibit "F".

          (viii) Copies of all Service Agreements executed by Seller or which are in effect relating to the Property.

           (ix) The original Leases and warranties and guaranties in effect as of the Closing Date.

          (x) Any drawings, surveys, site plans, permits, licenses, or certificates of occupancy relating to the Property and in the possession of Seller.

          (xi) Copy of letters to be sent to Tenants advising them of the sale of the Property by Seller to Buyer and setting forth the address of Buyer, in the form attached hereto as Exhibit "H".

     9.2 Buyer's Documents. Buyer shall pay the cash portion of the Purchase Price to the Title Company at Closing as required by
Section 3, and Buyer shall execute and/or deliver the following to Seller at Closing:

          (i) The Assignment and Assumption of Leases duly executed by Seller and Buyer.

          (ii) A partnership resolution signed by the General
Partner of the Buyer evidencing, the authorization by the General
Partner of the Buyer of the entering into and consummation by Buyer of the transactions set forth in this Agreement.

          (iii) Certification by Buyer that the representations and warranties of Buyer contained in this Agreement remain, true and accurate.

          (iv) Such other documents and assurances as shall be reasonably required by Seller.

          (v) An Assignment and Assumption of the service agreements and intangible property.

     9.3 Closing Conditions. Closing shall be subject to all of the following conditions precedent (the "Closing Conditions"):

          (i) Covenants; Seller shall have performed fully all covenants set forth in Paragraphs 5.8, 9.1 and 11 herein, except to the extent to which Seller's full performance has been prevented, impaired, or excused by Buyer's acts or omissions.

          (ii) Representations: Seller's representations set forth in this Agreement shall be true and correct as of the Closing Date. Buyer's sole remedy in the event Buyer discovers prior to the Closing Date that any representation is materially untrue or incorrect shall be to terminate this Agreement and receive its entire Deposit.

          (iii) Title Insurance Policy: The Title Company shall be ready, willing and able to issue, upon payment of the Title
Company's regularly scheduled premium, the Owner's Title Policy.

           (iv) There has been no material change in the condition, operations or income relating to the Property.

     10. Representations.

           10.1 Representation by Seller. Seller hereby represents to Buyer that as of the Execution Date:

          (i) Seller is a duly organized corporation under the laws of the State of Delaware and Seller has the power and authority to enter into this Agreement.

          (ii) To the best of Seller's knowledge, Seller has good and marketable title to the Property.

          (iii) Seller has the legal authority to sell the Property, and all documents to be signed by Seller in connection herewith have been or will be duly authorized, executed and delivered by Seller.

          (iv) To the best of Seller's knowledge, all taxes
(rental, real and personal) relating to the Property have been paid; there are no special assessments with respect to the Property that are due and payable; and Seller has no actual knowledge of any pending or threatened assessments or condemnation proceedings relating to the Property.

          (v) To the best of Seller's knowledge, there are no outstanding claims relating to the Property or any suits, actions, proceedings or claims to be asserted by or against current or former employees, suppliers, tenants or subcontractors or otherwise relating to the Property.

          (vi) To the best of Seller's knowledge, Seller has not received any written notice from any governmental agency or private land owner of any violation or encroachment on any right-of-way or easement.

          (vii) To the best of Seller's knowledge, all management and service agreements relating to the Property have been provided to Buyer and are listed on Exhibit "F".

          (viii) The property management agreement currently in effect with respect to the Property will terminate at Closing and will not survive Closing.

          (ix) True and correct copies of all of the Leases and any subleases and occupancy agreements in Seller's possession have been provided to Buyer; that all of such Leases are in full force and effect; that, there are no other documents or agreements with respect to the Tenants or regarding occupancy of the Property other than the Leases; that, except as set forth in the Leases, there are no options to renew, no options to purchase, options to terminate; nor are there any rent concessions given to any of the tenants, and except as set forth on such Exhibit "C", all rental and other payments due under such leases, as of the date hereof, have been paid in full: that, except as set forth on Exhibit "C", the tenants under such Leases are not, as of the date hereof, in default thereunder; that as of the date hereof, there are no commissions or other fees payable to any person, entity or agent with respect to the execution of such Leases; Seller, as landlord, has received no written notice from any tenant that Seller is in default or not complying with Seller's obligations, as landlord, under any Lease; that, except for any work to be done subsequent to the date hereof pursuant to the provisions of any Lease, any and all decorating, painting, renovation or construction work required to be done under the provisions of any such Leases as of the Closing Date has been, or as of the Closing Date, as Seller's expense, will be fully complete and paid for.

          (x) That Seller has not received any written notice contemplated or actual special assessment or reassessments for general real estate tax purposes affecting the Property.

          (xi) To the best of Seller's knowledge, there are no actions, suits, or proceedings pending or threatened against or relating to Seller or the Property in any court or before any administrative agency. This warranty will not be deemed untrue or violated as to any mechanic's liens against the Land and Improvements existing at the Closing, against which Seller has caused the Title Company to insure Buyer.

          (ix) That Seller is not subject to any commitment, obligation or agreement, including, any right of first refusal or option to purchase granted to a third party which would or could prevent it from completing the sale of the Property under this Agreement or which would bind Buyer subsequent to consummation of this Agreement.

          (ix) That there are no outstanding accounts payable or mechanic's liens in favor of any contractor, materialmen, or laborer or any other person or entity in connection with the construction, repair or renovation of any portion of the Property; that there has not been any work performed or materials supplied to the Property or contracts entered into for work to be performed or materials to be supplied to the Property in the sixty (60) days prior to the date hereof which has not been, or at the Closing will not be, fully paid for, which could give rise to the filing of such liens against the Property; and that, except for those items of expense and contracts authorized in writing by Buyer hereafter, Seller shall be responsible for any and all claims for mechanic's liens and accounts payable that have arisen or may subsequently arise due to contracts entered into for and/or any work performed on, or materials supplied to, the Property prior to the Closing Date, and Seller shall and does hereby agree to defend, indemnify and hold Buyer and Buyer's nominee or designee harmless from and against any and all such mechanics' liens, accounts payable and any other contracts of commitment relating to the Property. This warranty will not be deemed untrue or violated as any mechanic's liens against Land and Improvements existing at the Closing, against which Seller has caused the Title Company to insure Buyer.

          (xiv) Seller hereby certifies that Seller is not a "non-resident alien", "foreign corporation", "foreign partnership", "foreign trust., or "foreign estate" within the meaning of the Internal Revenue Code of 1954, as amended, and the regulations thereunder, and the Seller agrees, at the Closing, to deliver into escrow any affidavit or certificate in confirmation of the same.

          (xv) Except as otherwise disclosed to buyer, to the best of Seller's knowledge without inquiry, no toxic or hazardous chemicals, wastes or substances, of any kind whatsoever, including, without limitation, asbestos, PCB's, radioactive substances, petroleum or petroleum by-products or urea formaldehyde have been generated, released, stored or disposed of, on or at the Property or any immediately adjacent property owned by Seller (excepting only currently lawful quantities maintained in accordance with commercially reasonable standards and applicable environmental laws). Seller hereby advises Buyer that a five hundred (500) gallon diesel fuel storage tank is located on the property.

          (xvi) To the best of Seller's knowledge, Seller is not aware of any material facts regarding the Property which have not been disclosed to Buyer.

          (xvii) To the best of Seller's knowledge, Seller is not aware of any inaccuracy or incompleteness in any of the information or documents furnished by Seller to Buyer pursuant to this Agreement.

     10.2 Representations by Buyer. Buyer hereby represents to Seller that as of the date hereof, Buyer is a duly organized and validly existing partnership under the laws of the State of Maryland, and Buyer has the power and authority to enter into this Agreement and take all necessary action and to execute any documents or instruments required in order to consummate the transactions contemplated herein.

     10.3 Remedies.
     IN THE EVENT THE CLOSING AND THE CONSUMMATION OF THE TRANSACTION HEREIN CONTEMPLATED DOES NOT OCCUR AS HEREIN PROVIDED BY REASON OF ANY DEFAULT OF BUYER, BUYER AND SELLER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES SUFFERED BY SELLER AS A RESULT OF BUYER'S FAILURE TO COMPLETE THE PURCHASE OF THE PROPERTY PURSUANT TO THIS AGREEMENT, AND THAT UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS AGREEMENT, THE LIQUIDATED DAMAGES PROVIDED FOR IN THIS PARAGRAPH REPRESENT A REASONABLE ESTIMATE OF THE DAMAGES WHICH SELLER WILL INCUR AS A RESULT OF SUCH FAILURE; PROVIDED, HOWEVER THAT THIS PROVISION WILL NOT LIMIT SELLER'S RIGHT TO RECEIVE REIMBURSEMENT FOR ATTORNEYS' FEES NOR WAIVE OR AFFECT BUYER'S INDEMNITY OBLIGATIONS AND SELLER'S RIGHT TO THOSE INDEMNITY OBLIGATIONS UNDER THIS AGREEMENT, THEREFORE BUYER AND SELLER DO HEREBY AGREE THAT A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT SELLER WOULD SUFFER IN THE EVENT THAT BUYER DEFAULTS AND FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY IS AN AMOUNT EQUAL TO THE DEPOSIT (WHICH INCLUDES ANY ACCRUED INTEREST THEREON) SAID AMOUNT WILL BE THE FULL, AGREED AND LIQUIDATED DAMAGES FOR THE BREACH OF THIS AGREEMENT BY BUYER. THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER. UPON
DEFAULT BY BUYER. THIS AGREEMENT WILL BE TERMINATED AND
NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER, EACH TO THE OTHER EXCEPT FOR THE RIGHT OF SELLER
TO COLLECT SUCH LIQUIDATED DAMAGES FROM BUYER AND ESCROW
HOLDER. SELLER HEREBY WAIVES THE PROVISIONS OF CALIFORNIA
CIVIL CODE SECTION 3389.

Buyer's Initial /s/ VJC      Seller's Initials /s/ WJM

     Notwithstanding the foregoing provisions of this Section 10.3, in the event any of Buyer's warranties and representations are true as of the Execution Date, but become untrue after the Execution Date without the intentional act of Buyer, then Seller's sole remedy shall be to terminate this Agreement.

     10.4 Property "As-Is".

     (a) No Side Agreements or Representations.   No person
acting on behalf of Seller, including any broker, is authorized to make, and by execution hereof, Buyer acknowledges that no person has made, any representation, agreement, statement, warranty, guarantee or promise regarding the Property or the transaction contemplated herein or the zoning, feasibility of building any other improvements, physical condition, marketability or other status of the Property except as may be expressly set forth in this Agreement. No representation, warranty, agreement, statement, guarantee or promise, if any made by any given person acting on behalf of Seller which is not contained in this Agreement will be valid or binding on Seller. Except as expressly set forth in this Agreement, Seller makes no representations or warranties regarding any aspect of the Property. Buyer purchases the Property after having made an independent evaluation and decision to purchase the Property, including but not limited to geologic and seismic hazards that may affect the Property. Except as expressly set forth in this Agreement, Seller makes no representations or warranties with respect to, but in no way limited to, the following pertaining the Property, (i) that there are no physical, structural, or mechanical defects or violations of any laws or regulations applicable to the Property; (ii) that all water, sewer, gas, electric, telephone, and drainage facilities and all other utilities required by law and by the normal operation of the Property are all connected with valid permits, and/or are available or adequate to service the Property and to permit full compliance with all requirements of law; (iii) that all licenses, permits, easements and rights-of-way, including proof of dedication, required from all governmental authorities having jurisdiction over the Property or from private parties to permit the present use of the Property and to insure vehicular and pedestrian ingress and egress to the Property from public roads at all access points currently being used having been properly obtained; or (iv) the existence of nonexistence of hazardous substances.

     Buyer acknowledges that the Property may be subject to the provisions of the Subdivision Map Act (Government Code
Section 66410 et seq.). Seller makes no representations or warranties regarding compliance thereunder.

     (b) 'AS-IS' Purchase.     Buyer represents and warrants
to Seller that Buyer has independently and personally inspected the Property and improvements, if any, and the Buyer has entered into this Agreement based upon such personal examination and inspection. Except for the representations made by Seller in this Agreement or as otherwise set forth herein, Buyer agrees that Buyer will accept the Property, at Close of Escrow, in its then condition, AS-IS, WHERE-IS and WITH ALL FAULTS ACCEPTED, including without limitation, those faults and conditions specifically referenced in this Agreement. The Purchase Price has been negotiated with the mutual understanding that Buyer's costs associated with ownership, development, operation and management of the Property are uncertain.
Buyer acknowledges that neither Seller nor its agents have made any representation or warranty (except for those set forth above), express or implied, written or oral, to Buyer or any agent of Buyer with respect to any matter concerning the Property, including without limitation, its physical condition. Buyer acknowledges that neither Seller nor its agents have made any representation or warranty to Buyer concerning the income that can be expected from the Property or expenses to be generated by operation, development, or management of the Property. In purchasing the Property, Buyer conducted a thorough inspection and review of the Property and subject to the terms of this Agreement, has relied entirely on its own independent investigation and analysis of the Property and Buyer acknowledges that except as expressly set forth in this Agreement, (i) Seller has not made any representation or warranty, expressed or implied, written or oral, to Buyer concerning any of the matters described above, or any other matter, and (ii) any oral or written information supplied by Seller to Buyer in respect of the Property was intended by Seller and has been used by Buyer solely as a basis for Buyer to conduct its own investigation and analysis of the Property and except as expressly set forth in this Agreement, Buyer has not relied on any such written or oral information supplied or provided by Seller to Buyer. It is not contemplated that the Purchase Price will be increased it these costs prove to be less than expected nor will the Purchase Price be reduced if the Buyer's plan leads to higher cost projections. The sole remedy of the Buyer will be to terminate this Agreement as provided herein prior to the end of the Contingency Period.

    11. Covenants by Seller. Seller hereby covenants and promises to and for the benefit of Buyer as follows:

          11.1 Compliance With Laws. Seller will not voluntarily commit any action that will result in a violation after the execution date hereof of any applicable statute, ordinance, regulation, order or other law, including, without limitation, zoning or environmental regulations concerning use of the Property or the existence or construction of the Improvements.

          11.2 Actions Pending. Seller shall notify Buyer promptly of any lawsuits, condemnation proceedings, rezoning, or other governmental order or action or any threat thereof actually known to Seller which would affect the Property,

          11.3 Amendments to Leases. Seller shall not enter into any new leases or assign, modify, terminate (unless the tenant thereunder shall have materially defaulted in the performance of any of its obligations under the Lease) or amend the Leases in any respect without Buyer's prior written consent, which consent shall not be unreasonably withheld. If Buyer does not disapprove any request of Seller regarding a Lease within five (5) days of such request, Buyer shall be deemed to have approved such request.

          11.4 Insurance Policies The existing insurance policies currently in effect with respect to liability claims arising in connection with the Property, or equivalent coverage, shall remain continuously in effect from the date hereof to the Closing Date.

          11.5 No Further Encumbrances After the date hereof, Seller shall not enter into any agreement or cause any matter to be recorded that may constitute an exception to title to the Property or be binding on Buyer after the Closing Date, without the prior written consent of Buyer, which consent Buyer may withhold in its reasonable discretion.

          11.6 Financial Statements. To deliver to Buyer the items identified under the heading "Post Closing" on Exhibit "G" attached hereto as soon as reasonably practicable after the Closing Date.

     12. Indemnification.

     (a) Indemnification of Buyer. Seller hereby agrees to indemnify Buyer against, defend and hold Buyer harmless from, all liabilities, losses, damages, costs and expenses, including without limitation, reasonable legal fees and disbursements, incurred by Buyer relating to the Property which arise or result from claims caused by acts, occurrences or matters that took place prior to the Close of Escrow.

     (b) Indemnification of Seller. Buyer hereby agrees to indemnify Seller against, defend and hold Seller harmless from, all liabilities, losses, damages, costs and expenses, including without limitation, legal fees and disbursements, incurred by Seller relating to the Property which arise or result from claims caused by acts, occurrences or matters that take place after the Close of Escrow.

     13. Miscellaneous

          13.1 Broker. At the Closing, Seller shall pay from funds accruing to Seller through Escrow, (i) any brokerage commission and fees owed to Seller's broker, Madison Partners ("Madison") in connection with transaction contemplated by this Agreement pursuant to Seller's separate agreement with Madison, Seller represents and warrants to Buyer, and Buyer represents and warrants to Seller, that no other broker or finder has been engaged by it, respectively, in connection with any of the transactions contemplated by this Agreement, or to its knowledge is in any way connected with any of such transactions. In the event of any such claims for additional brokers' or finders' fees or commissions in connection with the negotiation, execution or consummation of this Agreement, then Buyer shall indemnify, save harmless and defend Seller from and against such claims if they shall be based upon any statement or representation or agreement by Buyer, and Seller shall indemnify, save harmless and defend Buyer if such claims shall be based upon any statement, representation or agreement made by Seller.

          13.2 Entire Agreement. This Agreement constitutes the entire agreement between Buyer and Seller with respect to the Property and may not be amended except by written instrument executed by Buyer and Seller. Any other agreements, written or oral, between Buyer and Seller with respect to the property are hereby superseded in their entirety by this Agreement.

          13.3 Headings, The section headings are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope or content of this Agreement or any provision hereof.

          13.4 Construction. Words of any gender used in this Agreement shall be held and construed to include any other gender, words in the singular number shall be held to include the plural, and vice verse, unless the context requires otherwise.

          13.5 Applicable Law This Agreement shall be construed and interpreted in accordance with the laws of the State of California.

          13.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns. Neither Buyer nor Seller shall assign all or any portion of its rights under this Agreement without the prior written consent of the other.

          13.7 Surviving Covenants. Notwithstanding any provisions hereof to the contrary, the Surviving Covenants shall survive the Closing and any termination of this Agreement.

          13.8 Counterparts. This Agreement may be executed in two (2) or more counterparts.

          13.9 Time of the Essence. Time is of the essence as to the time for Closing and as to all other rights and obligations of Buyer and Seller hereunder.

          13.10 Real Estate Licenses. The parties hereto acknowledge that both Buyer and Seller are licensed as Real
Estate Brokers in the State of California.

         13.11 Confidentiality, Buyer shall keep all information and reports obtained from Seller relating to the Property and to this Agreement confidential and shall not disclose any such confidential information to any other person or entity without obtaining prior written consent from Seller.

   IN WITNESS WHEREOF, Buyer and Seller have executed this
Agreement under seal by their duly authorized partners or officers.

SELLER; KENNEDY-WILSON, INC.
a Delaware corporation

By:  /s/ William J.McMorrow
        William J. McMorrow
        Chief Executive Officer

BUYER:
ARDEN REALTY LIMITED PARTNERSHIP,
a Maryland limited partnership
By:    ARDEN REALTY, INC.,
          a Maryland corporation, its
          Sole General Partner

By:  /s/ Victor J. Coleman
Name:  Victor J.Coleman
Its:  President & COO

The Company hereby agrees to furnish supplementally the omitted exhibits and schedules to the Commission upon request.